   UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2011

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 25, 2011, Kenneth Cole Productions, Inc. (“the Company”) announced that Doug Jakubowski, the Company’s Chief Merchandising Officer and one of the Company’s named executive officers, is stepping down as an officer of the Company, effective February 18, 2011.  He will transition to a new strategic role.

Item 8.01  Other Events.

The Company also announced that Carol Massoni was appointed as President of Consumer Direct, effective February 2, 2011, and that Jeff Cohen, the current President of Consumer Direct, will be leaving the business to pursue other interests.

Item 9.01 Financial Statements and Exhibits.

Exhibits:

99.1 Press Release dated January 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  January 31, 2011

            By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated January 25, 2011

Company Contact:	Investor Relations Contact:
Samantha Cohen	James R. Palczynski
Senior Director, Public Relations	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 830.7454	(203) 222.9013

KENNETH COLE PRODUCTIONS, INC. NAMES CAROL MASSONI

AS PRESIDENT OF CONSUMER DIRECT

NEW YORK, January 25, 2011 – Kenneth Cole Productions, Inc. (NYSE: KCP) announced today that it has appointed Carol Massoni to the position of President of Consumer Direct, effective February 2, 2011.  Ms. Massoni will report to Jill Granoff, Chief Executive Officer.

In her new role, Ms. Massoni will assume responsibility for the Company’s full price and outlet stores, as well as its e-commerce business. She will have oversight of retail buying, merchandise planning, store operations, real estate, and store design and construction.

Ms. Granoff said, “Carol will be a terrific complement to both the company and our leadership team. She brings extensive retail and merchandising experience that we believe will enhance our consumer direct business and make us a stronger company overall.”

Ms. Massoni brings over 20 years of experience in footwear, accessories, apparel and retailing to the role. Prior to joining Kenneth Cole Productions, she served as Senior Vice President, Merchandising and Operations at Li & Fung USA with responsibility for footwear design, merchandising, pricing, sourcing and production. Ms. Massoni was previously at Nine West Group for nearly 13 years where she most recently served as President of Jones Retail Corporation. In that role, she successfully operated nine different retail concepts as well as three web businesses. She was also responsible for over 1100 company-owned stores and helped to build the retail business to over $800 million in sales. Ms. Massoni began her career in the Macy’s Executive Training Program, which culminated in numerous roles at Macy’s in both merchandising and operations.

Ms. Massoni commented, "The Kenneth Cole brand has such a strong heritage. I am thrilled to join the Company during a time of such significant opportunity, and look forward to working with Kenneth and Jill to lead the retail team to the next level.”

The Company also announced today that Jeff Cohen, the current President of Consumer Direct, will be leaving the business to pursue other interests. In addition, Doug Jakubowski, Chief Merchandising Officer, will transition to a new role focused on strategic initiatives. Chris Nakatani will continue in his role as President of Wholesale which will now include merchandising.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York, Kenneth Cole Reaction, Unlisted and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com.

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